EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement (Form S-4, No. 333-89675) and related Prospectus/Proxy Statement of Micro Component Technology, Inc. and Aseco Corporation and to the incorporation by reference therein of our report dated May 10, 1999, except for Note O as to which the date is July 9, 1999, with respect to the consolidated financial statements and schedule of Aseco Corporation included in its Annual Report (Form 10-K, as amended by Form 10-K/A) for the year ended March 28, 1999, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP

                                        ERNST & YOUNG LLP

Boston, Massachusetts
December 28, 1999